MAKE GOOD ESCROW AGREEMENT

This Make Good Escrow Agreement (the "Make Good Agreement"), dated effective as of December 21, 2010, is entered into by and among CFO Consultants, Inc., a Nevada corporation (the "Company"), Kai Bo Holdings Ltd., (the “Make Good Pledgor”), and Collateral Agents, LLC, as escrow agent ("Escrow Agent").

WHEREAS, each of the investors in the private offering of securities of the Company (the "Investors") has entered into a Securities Purchase Agreement, dated December 21, 2010 (the "SPA"), evidencing their participation in the Company's private offering (the "Offering") of securities.  As an inducement to the Investors to participate in the Offering and as set forth in the SPA, the Make Good Pledgor has agreed to place certain shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) into escrow for the benefit of the Investors in the event the Company fails to satisfy certain After-Tax Net Income (as defined below) thresholds.

WHEREAS, pursuant to the requirements of the SPA, the Company and the Make Good Pledgor have agreed to establish an escrow on the terms and conditions set forth in this Make Good Agreement;

WHEREAS, the Escrow Agent has agreed to act as escrow agent pursuant to the terms and conditions of this Make Good Agreement; and

WHEREAS, all capitalized terms used but not defined herein shall have the meanings assigned them in the SPA;

NOW, THEREFORE, in consideration of the mutual promises of the parties and the terms and conditions hereof, the parties hereby agree as follows:

1. Appointment of Escrow Agent.  The Company and the Make Good Pledgor hereby appoint Escrow Agent to act in accordance with the terms and conditions set forth in this Make Good Agreement, and Escrow Agent hereby accepts such appointment and agrees to act in accordance with such terms and conditions.

2. Establishment of Escrow.  Within eight (8) Business Days following the closing of the Offering, the Make Good Pledgor shall deliver, to the Escrow Agent original certificates evidencing an aggregate of 4,600,000 shares of the Company’s Common Stock (the “Escrow Shares”), along with original bank signature stamped stock powers executed in blank (or such other signed instrument of transfer acceptable to the Company’s Transfer Agent).  As used in this Make Good Agreement, “Transfer Agent” means Action Stock Transfer Corporation, or such other entity hereafter retained by the Company as its stock transfer agent as specified in a writing from the Company to the Escrow Agent and Agent.

3. Representations of the Make Good Pledgor and the Company.  The Make Good Pledgor and the Company hereby represent and warrant, severally and not jointly, as to itself only, to Escrow Agent as follows:

(i) All of the Escrow Shares are validly issued, fully paid and nonassessable shares of the Company, and free and clear of all pledges, liens and encumbrances.  Upon any transfer of Escrow Shares to Investors hereunder, Investors will receive full right, title and authority to such shares as holders of Common Stock of the Company.

(ii) Performance of this Make Good Agreement and compliance with the provisions hereof will not violate any provision of any applicable law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon, any of the properties or assets of the Make Good Pledgor pursuant to the terms of any indenture, mortgage, deed of trust or other agreement or instrument binding upon the Make Good Pledgor, other than such breaches, defaults or liens which would not have a material adverse effect taken as a whole.

4. Disbursement of Escrow Shares.

a.           Fiscal Year Ended December 31, 2010.  The Make Good Pledgor agrees that if the after-tax net income (excluding any expense item (other than tax expense and interest expense) deducted in determining net income not appearing under the heading “Operating expenses” on the Company’s Consolidated Statement of Operations, including but not limited to fair value change on derivatives, warrants and make good shares (“Non-Operating Expenses”)) (“After-Tax Net Income” ) (calculated in accordance with Exhibit A attached hereto) for the fiscal year ended December 31, 2010, based on the Company’s results reported in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2010, as filed with the Commission (the “2010 Annual Report”), is less than 95% of $25,882,536 (95% of such amount being the “2010 Guaranteed ATNI”), Escrow Agent shall, within seven (7) business days after the date which the 2010 Annual Report is filed with the Commission, provide written instruction (with a copy to the Company) and direct  the Transfer Agent to transfer to each Investor (in such Investor’s name) on a pro rata basis (based upon such Investor’s Investment Amount specified on Exhibit B attached hereto relative to the aggregate Investment Amounts of all Investors specified on Exhibit B attached hereto) for no additional consideration a number of Escrow Shares that is equal to 115,000 Escrow Shares for each full percentage point by which the 2010 Guaranteed ATNI was not achieved up to a maximum of 2,300,000 Escrow Shares.  In the event the Escrow Agent shall determine that the 2010 Guaranteed ATNI was not achieved, it shall provide notice to the Company and Make Good Pledgor of such determination within three (3) business days prior to providing instructions to the Transfer Agent regarding the transfers of Escrow Shares to the Investors.  If the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2010 reflect that the 2010 Guaranteed ATNI shall have been achieved, no transfer of the 2010 Investor Shares to the Investors shall be required by this Section, Escrow Agent shall, within five (5) business days after the date which the 2010 Annual Report is filed with the Commission, return 2,300,000 Escrow Shares that have been deposited with the Escrow Agent to the Make Good Pledgor Notwithstanding anything to the contrary contained herein, if the 2010 Annual Report is not filed within sixty (60) days of its original due date in accordance with the applicable rules and regulations of the Commission, the 2010 Guaranteed ATNI shall be deemed not to have been achieved and the maximum of 2,300,000 Escrow Shares shall be transferred to the Investors in accordance with this section.

b.           Fiscal Year Ended December 31, 2011.  The Company agrees that if the After-Tax Net Income (excluding Non-Operating Expenses), based on the Company’s results for the fiscal year ended December 31, 2011 reported in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2011, as filed with the Commission (the “2011 Annual Report”), is less than 95% of $33,382,670 (95% of such amount being the “2011 Guaranteed ATNI”), Escrow Agent shall, within seven (7) business days after the date which the 2011 Annual Report is filed with the Commission, provide written instruction (with a copy to the Company) and direct the Transfer Agent to transfer to each Investor (in such Investor’s name) on a pro rata basis (based upon such Investor’s Investment Amount specified on Exhibit B attached hereto relative to the aggregate Investment Amounts of all Investors specified on Exhibit B attached hereto) for no additional consideration a number of Escrow Shares that is equal to 115,000 Escrow Shares for each full percentage point by which the 2011 Guaranteed ATNI was not achieved up to a maximum of 2,300,000 Escrow Shares.  In the event the Escrow Agent shall determine that the 2011 Guaranteed ATNI was not achieved, it shall provide notice to the Company and Make Good Pledgor of such determination within three (3) business days prior to providing instructions to the Transfer Agent regarding the transfers of Escrow Shares to the Investors.  If the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2011 reflect that the 2010 Guaranteed ATNI shall have been achieved, no transfer of the 2011 Investor Shares to the Investors shall be required by this Section and Agent shall, within five (5) business days after the date which the 2011 Annual Report is filed with the Commission, provide written instruction (with a copy to the Company) to the Escrow Agent to return all remaining Escrow Shares that have been deposited with the Escrow Agent to the Make Good Pledgor. Notwithstanding anything to the contrary contained herein, if the 2011 Annual Report is not filed within sixty (60) days of its original due date in accordance with the applicable rules and regulations of the Commission, the 2011 Guaranteed ATNI shall be deemed not to have been achieved and the maximum of 2,300,000 Escrow Shares shall be transferred to the Investors in accordance with this section.

c.           Notwithstanding anything to the contrary contained herein, in the event that the release of any of the Escrow Shares to the Investors or any other party is deemed to be an expense or deduction from revenues/income of the Company for the applicable year, as required under GAAP, then such expense or deduction shall be excluded for purposes of determining whether or not the 2010 Guaranteed ATNI or the 2011 Guaranteed ATNI has been achieved by the Company to the extent not already excluded pursuant to the definition of “Non-Operating Expenses.”

d.           The Make Good Pledgor’s obligation to transfer shares of Common Stock to Investors pursuant to Section 4.11 of the SPA shall continue to run to the benefit of an Investor who shall have transferred or sold all or any portion of its Securities, and Investors shall have the right to assign its rights to receive all or any such shares of Common Stock to other persons in conjunction with negotiated sales or transfers of any of its Securities.

e.           If prior to the second anniversary of the filing of either of the 2010 Annual Report or the 2011 Annual Report (as applicable), the Company or their auditors report or recognize that the financial statements contained in such report are subject to amendment or restatement such that the Company would recognize or report adjusted After-Tax Net Income of less than either of the 2010 Guaranteed ATNI or the 2011 Guaranteed ATNI (as applicable), then notwithstanding any prior return of Escrow Shares to the Make Good Pledgor, the Make Good Pledgor will, within ten (10) business days following the earlier of the filing of such amendment or restatement or recognition, deliver the relevant Escrow Shares to the Investors.

f.           The Company and the Make Good Pledgor covenant and agree to provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may request, including appropriate W-9 or W-8 forms for each Investor.  The Company and the Make Good Pledgor understand that if such tax reporting documentation are not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Property.

5. Duration. This Make Good Agreement shall terminate upon the distribution of all the Escrow Shares in accordance with the terms of this Make Good Agreement.  The Company agrees to promptly provide the Escrow Agent written notice of the filing with the Commission of any financial statements or reports referenced herein.

6. Escrow Shares.  If any Escrow Shares are deliverable to the Investors pursuant to the SPA and in accordance with this Make Good Agreement, (i) the Make Good Pledgor covenants and agrees to execute all such instruments of transfer (including stock powers and assignment documents) as are customarily executed to evidence and consummate the transfer of the Escrow Shares from the Make Good Pledgor to the Investors, to the extent not done so in accordance with Section 2, and (ii) following its receipt of the documents referenced in Section 6(i), the Company and Escrow Agent covenant and agree to cooperate with the Transfer Agent so that the Transfer Agent promptly reissues such Escrow Shares in the applicable Investor’s name and delivers the same as directed by such Investor.  Until such time as (if at all) the Escrow Shares are required to be delivered pursuant to the SPA and in accordance with this Make Good Agreement (i) any dividends payable in respect of the Escrow Shares and all voting rights applicable to the Escrow Shares shall be retained by the Make Good Pledgor and (ii) should the Escrow Agent receive dividends or voting materials, such items shall not be held by the Escrow Agent, but shall be passed immediately on to Make Good Pledgor and shall not be invested or held for any time longer than is needed to effectively re-route such items to the Make Good Pledgor.  In the event that the Escrow Agent receives a communication requiring the conversion of the Escrow Shares to cash or the exchange of the Escrow Shares for that of an acquiring company, the Escrow Agent shall solicit and follow the written instructions of the Make Good Pledgor; provided that (i) the exchanged shares are instructed to be redeposited into an escrow account controlled by the Escrow Agent, and (ii) the cash is instructed to be deposited into a newly established, non-interest-bearing bank account at the branch of the bank selected by the Escrow Agent.  The Make Good Pledgor shall be responsible for all taxes resulting from any such conversion or exchange.

7. Interpleader.  Should any controversy arise among the parties hereto with respect to this Make Good Agreement or with respect to the right to receive the Escrow Shares, Escrow Agent shall have the right to consult and hire counsel and/or to institute an appropriate interpleader action to determine the rights of the parties. Escrow Agent are also each hereby authorized to institute an appropriate interpleader action upon receipt of a written letter of direction executed by the parties so directing Escrow Agent. If Escrow Agent is directed to institute an appropriate interpleader action, it shall institute such action not prior to thirty (30) days after receipt of such letter of direction and not later than sixty (60) days after such date. Any interpleader action instituted in accordance with this Section 7 shall be filed in any court of competent jurisdiction in the State of New York, and the Escrow Shares in dispute shall be deposited with the court and in such event Escrow Agent shall be relieved of and discharged from any and all obligations and liabilities under and pursuant to this Make Good Agreement with respect to the Escrow Shares and any other obligations hereunder.

8. Exculpation and Indemnification of Escrow Agent.

a.           Escrow Agent is not a party to, and is not bound by or charged with notice of any agreement out of which this escrow may arise.  Escrow Agent acts under this Make Good Agreement as a depositary only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof, or for the form or execution of any notice given by any other party hereunder, or for the identity or authority of any person executing any such notice. Escrow Agent will have no duties or responsibilities other than those expressly set forth herein.  Escrow Agent will be under no liability to anyone by reason of any failure on the part of any party hereto (other than Escrow Agent) or any maker, endorser or other signatory of any document to perform such person's or entity's obligations hereunder or under any such document.  Except for this Make Good Agreement and instructions to Escrow Agent pursuant to the terms of this Make Good Agreement, Escrow Agent will not be obligated to recognize any agreement between or among any or all of the persons or entities referred to herein, notwithstanding its knowledge thereof.  Escrow Agent is not charged with any obligation to conduct any investigation into the financial reports or make any other investigation related thereto.  In the event of any actual or alleged mistake or fraud of the Company, its auditors or any other person (other than Escrow Agent) in connection with such financial reports of the Company, Escrow Agent shall have no obligation or liability to any party hereunder.

b.           Escrow Agent will not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, absent gross negligence or willful misconduct.  Escrow Agent may rely conclusively on, and will be protected in acting upon, any order, notice, demand, certificate, or opinion or advice of counsel (including counsel chosen by Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by Escrow Agent to be genuine and to be signed or presented by the proper person or persons.  The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Make Good Agreement and no other or further duties or responsibilities shall be implied, including, but not limited to, any obligation under or imposed by any laws of the State of New York upon fiduciaries.  THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING, WITHOUT LIMITATION, LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

c.           The Company and the Make Good Pledgor hereby, jointly and severally, indemnify and hold harmless each of Escrow Agent and any of its principals, partners, agents, employees and affiliates from and against any expenses, including reasonable attorneys' fees and disbursements, damages or losses suffered by Escrow Agent or Agent in connection with any claim or demand, which, in any way, directly or indirectly, arises out of or relates to this Make Good Agreement or the services of Escrow Agent hereunder; except, that if Escrow Agent is guilty of willful misconduct or gross negligence under this Make Good Agreement, then Escrow Agent will bear all losses, damages and expenses arising as a result of its own willful misconduct or gross negligence.  Promptly after the receipt by Escrow Agent of notice of any such demand or claim or the commencement of any action, suit or proceeding relating to such demand or claim, Escrow Agent as the case may be, will notify the other parties hereto in writing.  For the purposes hereof, the terms "expense" and "loss" will include all amounts paid or payable to satisfy any such claim or demand, or in settlement of any such claim, demand, action, suit or proceeding settled with the express written consent of the parties hereto, and all costs and expenses, including, but not limited to, reasonable attorneys' fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding.  The provisions of this Section 8 shall survive the termination of this Make Good Agreement, and the resignation or removal of the Escrow Agent.

d.           If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrow Shares (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of the Escrow Shares), the Escrow Agent is authorized to comply therewith in any manner it or legal counsel of its own choosing deems appropriate; and if the Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

e.           The Escrow Agent may consult with legal counsel of its own choosing as to any matter relating to this Agreement, and the Escrow Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

f.           The Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

g.           The Escrow Agent shall not be called upon to advise any party as to the wisdom in retaining or taking or refraining from any action with respect to the Escrow Shares deposited hereunder.

h.           Escrow Agent may generally engage in any kind of business with the Company, the Agent, Investor or Make Good Pledgor or any subsidiary or affiliate thereof as if it had not entered into this Agreement or any other agreement with them. Escrow Agent and its affiliates and their officers, directors, employees, and agents (including legal counsel) may now or hereafter be engaged in one or more transactions with the Company, the Agent, the Investor, or Make Good Pledgor or any subsidiary or affiliate thereof or may act as trustee, agent or representative of either the foregoing parties or otherwise be engaged in other transactions with such parties (collectively, the “Other Activities”).  Without limiting the forgoing, Escrow Agent and its affiliates and their officers, directors, employees, and agents (including legal counsel) shall not be responsible to account to the Company, the Agent, the Investor or the Make Good Pledgor or any subsidiary or affiliate thereof for such Other Activities.

9. Compensation of Escrow Agent.  Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit C, which compensation shall be paid by the Company. The fee agreed upon for the services rendered hereunder is intended as full compensation for Escrow Agent's services as contemplated by this Make Good Agreement; provided, however, that in the event that Escrow Agent renders any material service not contemplated in this Make Good Agreement, or there is any assignment of interest in the subject matter of this Make Good Agreement, or any material modification hereof, or if any material controversy arises hereunder, or Escrow Agent is made a party to any litigation pertaining to this Make Good Agreement, or the subject matter hereof, then Escrow Agent shall be reasonably compensated by the Company for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney's fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from the Company.  Prior to incurring any costs and/or expenses in connection with the foregoing sentence, Escrow Agent shall be required to provide written notice to the Company of such costs and/or expenses and the relevancy thereof and Escrow Agent shall not be permitted to incur any such costs and/or expenses which are not related to litigation prior to receiving written approval from the Company, which approval shall not be unreasonably withheld.  In addition, the Company agrees to pay the Escrow Agent’s reasonable and documented costs and expenses, including all wire fees (both international and domestic), packaging and postal fees and expenses (including FedEx).

10. Resignation of Escrow Agent.  At any time, upon ten (10) days' written notice to the Company and return of a proportional amount of the fees paid upon entering into this Agreement representing the remaining term hereof, Escrow Agent may resign and be discharged from its duties as Escrow Agent hereunder. As soon as practicable after its resignation, Escrow Agent will promptly turn over to a successor escrow agent appointed by the Company the Escrow Shares held hereunder upon presentation of a document appointing the new escrow agent and evidencing its acceptance thereof.  If, by the end of the 10-day period following the giving of notice of resignation by Escrow Agent, the Company shall have failed to appoint a successor escrow agent, Escrow Agent may interplead the Escrow Shares into the registry of any court having jurisdiction.

11. Records.  Escrow Agent shall maintain accurate records of all transactions hereunder.  Promptly after the termination of this Make Good Agreement or as may reasonably be requested by the parties hereto from time to time before such termination, Escrow Agent shall provide the parties hereto, as the case may be, with a complete copy of such records, certified by Escrow Agent to be a complete and accurate account of all such transactions.  The authorized representatives of each of the parties hereto shall have access to such books and records at all reasonable times during normal business hours upon reasonable notice to Escrow Agent and at the requesting party’s expense.

12. Notice.  All notices, communications and instructions required or desired to be given under this Make Good Agreement must be in writing and shall be deemed to be duly given if sent by registered or certified mail, return receipt requested, or overnight courier, to the addresses listed on the signature pages hereto.

13. Execution in Counterparts.  This Make Good Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14. Assignment and Modification.  This Make Good Agreement and the rights and obligations hereunder of any of the parties hereto may not be assigned without the prior written consent of the other parties hereto.  Subject to the foregoing, this Make Good Agreement will be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns.  No other person will acquire or have any rights under, or by virtue of, this Make Good Agreement.  No portion of the Escrow Shares shall be subject to interference or control by any creditor of any party hereto, or be subject to being taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such party hereto prior to the disbursement thereof to such party hereto in accordance with the provisions of this Make Good Agreement.  This Make Good Agreement may be amended or modified only in writing signed by all of the parties hereto.

15. Applicable Law.  This Make Good Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws thereof. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York.  Each of Parties agree to submit to the jurisdiction of such courts and waive trial by jury.

16. Headings.  The headings contained in this Make Good Agreement are for convenience of reference only and shall not affect the construction of this Make Good Agreement.

17. Attorneys' Fees.  If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Make Good Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees from the other party (unless such other party is the Escrow Agent), which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

18. Merger or Consolidation.  Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Make Good Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have duly executed this Make Good Agreement as of the date set forth opposite their respective names.
COMPANY:

CFO CONSULTANTS, INC.

By:
Name:
Title:

Address:

Rm. 2102 F & G, Nan Fung Centre
264-298 Castle Peak Rd.
Tsuen Wan, N.T., Hong Kong
Attn: Chairman
Facsimile: 852-2412-0239

MAKE GOOD PLEDGOR:

KAI BO HOLDINGS LIMITED

By:
Name:
Title:

Address:
Rm. 2102 F & G, Nan Fung Centre
264-298 Castle Peak Rd.
Tsuen Wan, N.T., Hong Kong
Attn: Chairman
Facsimile: 852-2412-0239

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK SIGNATURE PAGE FOR OTHER PARTIES FOLLOWS]

ESCROW AGENT:

COLLATERAL AGENTS, LLC, as Escrow Agent

By:
Name:
Title:

Address:

Collateral Agents, LLC
122 East 57th Street, 3rd Floor
New York, New York 10022
Attn.: General Counsel
Facsimile: 212-245-9101

Exhibit A

The determination of “After-Tax Net Income” shall be made consistent with the following examples:

Example 1:  No Expenses excluded as part of “Non-Operating Expenses”

Year Ended December 31,
2009

Sales	$64,463
Cost of sales	(36,452)

Gross margin	28,011
Operating expenses	(3,487)
Income from operations	24,524

Interest expense	(187)
Interest income and other	133
(54)

Income before income taxes	24,470
Income tax expense	(2,625)

Net income	$21,845

“After-Tax Net Income” shall equal $21,845,000

Example 2:  Exclude Change in Fair Value of Derivative Liabilities as “Non-Operating Expenses”

Year Ended December 31,
2009

Sales	$64,463
Cost of sales	(36,452)

Gross margin	28,011
Operating expenses	(3,487)
Income from operations	24,524

Other income/(expense)
Interest expense	(187)
Change in fair value of derivative liabilities	(5,100)
Interest income and other	133
(5,154)

Income before income taxes	19,370
Income tax expense	(2,625)

Net income	$16,745

“After-Tax Net Income” shall equal $16,745,000 + $5,100,000 = $21,845,000

Exhibit B

INVESTMENT AMOUNTS

Exhibit C

ESCROW AGENT FEES

$20,000 payable upon entering into this Agreement